Exhibit 99.1

FOR IMMEDIATE RELEASE

December 1, 2008

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION

ANNOUNCES DECISION NOT TO PAY CASH DIVIDEND FOR 2008

New York, New York – December 1, 2008 – Leucadia National Corporation (NYSE:LUK) announced today that, in light of market conditions and current economics, its Board of Directors has determined not to pay a dividend on its outstanding common shares for 2008.